UNITED STATES SECURITIES AND

EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) April 19, 2007

AMERICAN URANIUM CORPORATION

(formerly Alpine Resources Corporation)

(Exact name of registrant as specified in its charter)

Nevada

(State or other jurisdiction of incorporation)

333-135201

(Commission File Number)

98-0491170

(IRS Employer Identification No.)

807-938 Howe Street, Vancouver BC V6Z 2X4

(Address of principal executive offices and Zip Code)

604-331-2505

(Registrant's telephone number, including area code)

Alpine Resources Corporation

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.01 Changes in Control of Registrant

Robert Rich has acquired 250,000,000 common shares in the capital stock of the Company as of April 19, 2007. The transaction was effected pursuant to a share purchase agreement dated April 19, 2007 between Robert Rich and Mir Huculak for the purchase price of US $50,000.

Robert Rich now owns 90.4% of the Company’s issued and outstanding shares. Other information about the Company as contained in the Company’s filed periodic reports on EDGAR have not changed, except as disclosed in this form 8-K

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Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On April 19, 2007, we appointed Robert Rich to our board of directors and was appointed our president. Dr. Rich is a geologist with over 30 years experience in the nuclear power industry.

From 1988 to the present Dr. Rich has been the President of Rich Associates, Inc. in Orleans, Massachusetts where he provides marketing & sales, contracting procurement, market analysis and company/property evaluation services in the areas of nuclear power and nuclear fuel commodities.

From 1985-1987 Dr. Rich was the Executive Vice President of Edlow International Company in Washington, DC in which he managed the day-to-day business of a company specializing in nuclear transport management, nuclear fuel consulting, information and sales representative services.

From 1976-1984 Dr. Rich was a Uranium Geologist and a Manager in Framingham, Massachusetts for Yankee Atomic Electric Company. During this time he developed and managed uranium exploration projects in northeast US from conception through drilling and data interpretation as well as evaluated numerous US and Canadian exploration/development acquisition or joint venture proposals. He was also responsible for negotiating joint venture agreements, mineral leases and for managing a group responsible for buying uranium, conversion, enrichment and spent fuel disposal services for nuclear power plants and nuclear transportation.

Dr. Rich received a PhD and MA is Geological Sciences from Harvard University in 1975 and 1970 respectively.

As of April 19, 2007, Mir Huculak has resigned as our President.

The board of directors now consists of Mir Huculak and Robert Rich.

Item 9.01	Financial Statements and Exhibits
10.1	Affiliate Stock Purchase Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN URANIUM CORPORATION

/s/ Robert A. Rich

Robert A. Rich

President and Director

Date: April 19, 2007

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